NEUBERGER BERMAN LLC
605 Third Avenue
New York, NY 10158

April 21, 2016
BY ELECTRONIC MAIL AND OVERNIGHT MAIL

Ultratech, Inc.
3050 Zanker Road
San Jose, CA 95134

Attn:   Bruce R. Wright
Senior Vice President, Finance, Chief Financial Officer, Secretary and Treasurer

Re:	Notice of Stockholder Nomination of Individuals for Election as Directors at the 2016 Annual Meeting of Stockholders of Ultratech, Inc.

Dear Mr. Wright:

This letter serves as notice to Ultratech, Inc., a Delaware corporation (“Ultratech” or the “Company”), as to the nomination by Neuberger Berman LLC a limited liability company organized under the laws of the state of Delaware (“Neuberger Berman” or the “Nominating Stockholder”), of nominees for election to the Board of Directors of Ultratech (the “Board”) at the 2016 annual meeting of stockholders of Ultratech, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof (the “Annual Meeting”).

This letter and all Exhibits attached hereto are collectively referred to as the “Notice.” As of the date hereof, Neuberger Berman is the beneficial owner of 525,324 shares of common stock, $0.001 par value per share (the “Common Stock”), of Ultratech, of which 100 shares are held in record name.

Through this Notice, Neuberger Berman hereby nominates, and notifies you of its intent to nominate at the Annual Meeting, Ms. Beatriz V. Infante and Dr. Ronald Black (the “Nominees”), to be elected to the Board at the Annual Meeting. Neuberger Berman believes that the terms of seven (7) directors currently serving on the Board expire at the Annual Meeting. Depending on certain factors, including the total number of directors up for election at the Annual Meeting and the Company’s financial and operational performance, Neuberger Berman reserves the right to either withdraw certain or both of its Nominees or to nominate additional nominees for election to the Board at the Annual Meeting. Additional nominations made pursuant to the preceding sentence are without prejudice to the position of Neuberger Berman and that any attempt to increase the size of the current Board constitutes an unlawful manipulation of Ultratech’s corporate machinery. If this Notice shall be deemed for any reason by a court of competent jurisdiction to be ineffective with respect to the nomination of either of the Nominees nominated by Neuberger Berman at the Annual Meeting, or if any individual Nominee shall be unable to serve for any reason, this Notice shall continue to be effective with respect to the remaining Nominee and as to any replacement nominee(s) selected by Neuberger Berman. The Nominating Stockholder intends to solicit proxies in support of the Nominees’ election in accordance with applicable law and intends to comply with applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder.

Below please find the information required by Article II, Section 2.5 of the Company’s Bylaws (the “Bylaws”). Information included in any subsection below shall also be deemed to be information provided in response to items requested in any other subsection of this Notice.

A.            As to each Nominee:

I.           The name, age, business address and residence address of each Nominee:

Name	Age	Business Address	Residence Address
Beatriz Valdes Infante	62	BusinessExcelleration LLC 27664 Vogue Court Los Altos Hills, CA 94022	27664 Vogue Court Los Altos Hills, CA 94022

Ronald Black	52	Rambus Inc. 1050 Enterprise Way, Suite 700, Sunnyvale, CA 94089	31020 Kilgour Drive, Westlake, OH 44145

II.          A biographical profile of each Nominee, including employer and principal occupation, educational background and business and professional experience:

Beatriz V. Infante. (age 62) Since 2009, Ms. Infante has served as Chief Executive Officer of BusinessExcelleration LLC which provides management consulting services to companies at strategic inflection points. Since 2008, Ms. Infante has also served as a limited partner and advisor to Tandem Capital, an investment firm specializing in mobile technology companies. From 2010 until its acquisition by Infor, Inc. in 2011, Ms. Infante was the Chief Executive Officer and a director of ENXSUITE Corporation, a leading supplier of energy management solutions. From 2006 until its acquisition by Voxeo Corporation in 2008, she was the Chief Executive Officer and a director of VoiceObjects Inc., a market leader in voice applications servers. From 2004 to 2005, Ms. Infante served as Interim Chief Executive Officer and a director of Sychron Inc., which was sold to an investor group. From 1998 to 2003, Ms. Infante held various positions with Aspect Communications, a leading provider of call centers and unified communications solutions, including the roles of Chairman, President and Chief Executive Officer. Since 1994, she has served on the Advisory Committee to the Princeton University School of Engineering and Applied Science. She has been a director at a number of privately held companies as well as two non-profit organizations, Silicon Valley Leadership Group and Joint Venture Silicon Valley Network. Ms. Infante has been a director of Sonus Networks Inc. (a NASDAQ listed company), a company specializing in Cloud-based SIP and 4G/VoLTE solutions, since 2010; a director of Liquidity Services, Inc. (a NASDAQ listed company), a company specializing in surplus asset management, since May 2014; and, from May 2012 through May 2015, Ms. Infante served as a director of Emulex Corporation. None of the foregoing entities is a parent, subsidiary or other affiliate of the Company.

Ms. Infante is a National Association of Corporate Directors Board Leadership Fellow, a member of the Corporate Directors Group, and in 2013 was named to the Financial Times Agenda “Top 50 Digital Directors’ List.” Ms. Infante holds a Bachelor of Science and Engineering degree in Electrical Engineering and Computer Science from Princeton University and holds a Master of Science degree in Engineering and Computer Science from California Institute of Technology.

Ronald Black, Ph.D. (age 52) Dr. Black has served as chief executive officer and president of Rambus Inc. (“Rambus”), a technology solutions company that captures, secures and moves data, since June 2012. Dr. Black was previously the Managing Director of R.D. Black & Company, a consulting firm, since August 2011. From September 2010 to August 2011, Dr. Black was the Chief Executive Officer of MobiWire, formerly Sagem Wireless, a privately-held mobile handset company headquartered near Paris, France that offers products and services to original equipment manufacturers and mobile network operators in the mobile phone marketplace. From June 2009 to October 2010, Dr. Black served as Chairman and CEO of UPEK, Inc. From September 2004 to June 2009, he was chief executive officer of Wavecom S.A., a publicly traded French wireless solutions company. Dr. Black has been a director of Rambus (a NASDAQ listed company) since July 2012; a director of Energy Focus, Inc. (a NASDAQ listed company), an LED lighting technology developer, since July 2015; he is currently a director of Microfabrica Inc, a privately held high precision metal parts fabricator and FlexEnable Limited, a privately held producer of flexible electronics manufacturing platforms. From 2012 to March 2015, Dr. Black served on the board of EnOcean GmbH, a German-based company that manufactures and markets energy harvesting technology, sensors, and radio frequency communication; from September 2010 to November 2012, Dr. Black served as a board member of AuthenTec, Inc.; and from 2007 to 2013, Dr. Black served as a board member of Inside Contactless, a France-based company engaged in the semiconductors and information technology industry. None of the foregoing entities is a parent, subsidiary or other affiliate of the Company.

Dr. Black holds a Bachelor of Science, a Master of Science, and a Ph.D. in materials science and engineering from Cornell University in Ithaca, N.Y.

III.         The class or series and number of shares of Common Stock of the Company which are owned beneficially or of record by each Nominee:

As of the date hereof, to the knowledge of the Nominating Stockholder, none of Ms. Infante or Dr. Black owns any shares of Common Stock of the Company.

IV.        Any other information relating to each Nominee that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case, pursuant to and in accordance with Regulation 14A of the Exchange Act:

Each Nominee’s biography and principal business address are set forth elsewhere in this Notice.

All Nominees are citizens of the United States.

To the knowledge of the Nominating Stockholder: (a) no Nominee has any family relationship that is required to be disclosed; (b) no Nominee holds any positions or offices with the Company; (c) no companies or organizations, with which any of the Nominees has been employed in the past five (5) years, is a parent, subsidiary or other affiliate of the Company; (d) no Nominee has been, within the last ten (10) years, or is currently subject to, any of the items listed in Item 401(f) of Regulation S-K; (e) no Nominee has been convicted in, within the last ten (10) years, or is currently subject to, any criminal proceeding; (f) no Nominee has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the 2016 Annual Meeting (other than each Nominee’s nomination to serve on the Board); (g) there are no arrangements or understandings pursuant to which either Nominee is proposed to be elected to the Board, other than a request made to each Nominee asking for their consent to be nominated to the Board, and, solely as it relates to any arrangement or understanding pursuant to which any Nominee was proposed to be elected to the Board, no other person, other than the NB Beneficial Owners and Nominating Stockholder (whose interest is solely that they are nominating the Nominees), has any substantial interest, direct or indirect, in any matter to be acted upon at the 2016 Annual Meeting; (h) no Nominee beneficially owns any securities of the Company, either directly or indirectly; (i) no Nominee owns any securities of the Company of record, but not beneficially; (j) no associate of any Nominee beneficially owns any securities of the Company, either directly or indirectly; (k) no Nominee owns, beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company; (l) no Nominee has purchased or sold any securities of the Company within the past two (2) years; (m) no part of the purchase price or market value of the securities of the Company owned by any Nominee is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities; (n) no Nominee was or is a party to any contract, arrangement or understanding, within the past year, with respect to any securities of the Company, including any joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (o) since January 1, 2015, no Nominee and no associate of any Nominee, has any direct or indirect material interest in any transaction in which the amount involved exceeds one hundred and twenty thousand dollars ($120,000) and in which the Company is or was a participant, or which is currently proposed; and (p) there are no arrangements or understandings between any Nominee and any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or its affiliates will or may be a party.

The Nominating Stockholder believes that each Nominee presently is, and if elected as a director of the Company, each Nominee would be, “independent” under the independence standard applicable to the Company. No Nominee is a member of the Company’s compensation, nominating and audit committee that is not independent under any such committee’s applicable independence standards.

The Nominating Stockholder is not aware of any material proceedings in which any Nominee, or any associate of any Nominee, is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

B.            The following is all the information relating to the Nominating Stockholder and NB Beneficial Owners (as defined below) that is required by the Bylaws:

I.           The name and address of the Nominating Stockholder, as it appears on the Company’s books, and of the NB Beneficial Owners (as defined below):

The Nominating Stockholder believes its name and address appear on the Company’s books as follows:

Name	Address
Neuberger Berman LLC	605 Third Avenue
New York, NY 10158

The Nominating Stockholder’s current principal business address is Neuberger Berman LLC, 605 Third Avenue, New York, New York 10158. In addition, the names and addresses of the following affiliates of Neuberger Berman, who may be deemed to beneficially own shares of Common Stock (“NB Beneficial Owners”), are as follows:

Name	Address
Neuberger Berman Group LLC (“NB Group”)	605 Third Avenue New York, NY 10158

Neuberger Berman Fixed Income Holdings LLC (“NB FI Holdings”)	605 Third Avenue New York, NY 10158

Neuberger Berman Investment Advisers LLC (“NBIA”)	190 LaSalle Street Chicago, Illinois 60603

Benjamin Nahum	c/o Neuberger Berman LLC 605 Third Avenue New York, NY 10158

II.          The class or series and number of shares of capital stock of the Company owned beneficially and of record by the Nominating Stockholder and such NB Beneficial Owners:

Class or Series	Number of Shares	Owner of Record	Beneficial Owner

Common Stock	2,038,299	Cede & Co.[1]	NB Group

Common Stock	2,038,299	Cede & Co.[2]	NB FI Holdings

Common Stock	2,038,299	Cede & Co.[3]	NBIA

Common Stock	525,224	Cede & Co.	Neuberger Berman

Common Stock	100	Neuberger Berman	Neuberger Berman

Common Stock	100,000	Cede & Co.	Benjamin Nahum

III.        A description of any agreement, arrangement or understanding with respect to the nomination or proposal between or among such Nominating Stockholder and such NB Beneficial Owners, any of their respective affiliates or associates and any others acting in concert with any of the foregoing:

To the knowledge of the Nominating Stockholder there are no agreements, arrangements or understandings with respect to the nomination or proposal between or among such Nominating Stockholder and such NB Beneficial Owners, any of their respective affiliates or associates and any others acting in concert with any of the foregoing.

[1]	The owner of record of 100 shares reflected in the preceding column is Neuberger Berman.
[2]	See footnote 1.
[3]	See footnote 1.

IV.        A representation that the Nominating Stockholder is a holder of record of stock of the Company, entitled to vote at the Annual Meeting and intends to appear in person or by proxy at the Annual Meeting to propose such business or the nomination of the Nominees:

The Nominating Stockholder hereby represents that it is a holder of record of stock of the Company, is entitled to vote at the Annual Meeting and intends to appear in person or by proxy at the Annual Meeting to propose the nomination of the Nominees.

V.          A description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date hereof by, or on behalf of, such Nominating Stockholder and such NB Beneficial Owners, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, the Nominating Stockholder or such NB Beneficial Owners, with respect to shares of the Company:

The Nominating Stockholder believes there are no agreements, arrangements or understandings (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that have been entered into as of the date hereof by, or on behalf of, such Nominating Stockholder and such NB Beneficial Owners, the effect or intent of which is to mitigate loss to, manage risk or benefit share price changes for, or increase or decrease the voting power of, the Nominating Stockholder or such NB Beneficial Owners, with respect to share of the Company.

VI.        A representation stating whether the Nominating Stockholder or any NB Beneficial Owner intends, or are part of a group which intends, (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to approve or adopt the proposal or elect the Nominees and/or (b) otherwise solicit proxies from stockholders in support of such proposal or the Nominees:

The Nominating Stockholder and NB Beneficial Owners hereby represent that either the Nominating Stockholder or an NB Beneficial Owner intends to deliver a proxy statement to the holders of at least the percentage of the Company’s outstanding capital stock required to elect the Nominees or otherwise solicit proxies from stockholders in support of the Nominees.

C.            The following is a written consent of each Nominee to be named as a Nominee and to serve as a director of the Company if elected:

Each of the Nominees has consented to be named as a Nominee in this Notice, to be named as a Nominee in any proxy statement filed by the Nominating Stockholder or an NB Beneficial Owner in connection with the solicitation of proxies from Company stockholders in connection with the Annual Meeting and to serve as a director of the Company if so elected (each, a “Consent” and collectively, the “Consents”). Such Consents are attached hereto as Exhibit A.

*          *          *

Please address any correspondence to Neuberger Berman LLC, Attention: Maxine Gerson, Secretary, telephone 212-476-5532, facsimile 646-537-3855 (with a copy to Benjamin Nahum at Neuberger Berman LLC, telephone 212-476-5532 and our counsel, Philip Richter at Fried, Frank, Harris, Shriver & Jacobson LLP, telephone (212) 859-8763-2333 or Warren de Wied at Fried, Frank, Harris, Shriver & Jacobson LLP, telephone (212) 859-8296). The giving of this Notice is not an admission that any purported procedures for notice concerning the nomination of directors to the Board and submission of business proposals are legal, valid or binding, and Neuberger Berman reserves the right to challenge their validity. If Ultratech contends this Notice is incomplete or is otherwise deficient in any respect, please notify Neuberger Berman LLC, Attention: Maxine Gerson, Secretary, telephone 212-476-5532, facsimile 646-537-3855, (with a copy to Benjamin Nahum, telephone 212-476-5532 and our counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York 10004, Attention: Philip Richter, telephone (212) 859-8763, or Warren de Wied, telephone (212) 859-8296) setting forth the facts that Ultratech contends support its position and specifying any additional information believed to be required. In the absence of such prompt notice, Neuberger Berman will assume that Ultratech agrees that this Notice complies in all respects with the requirements of the Bylaws. Neuberger Berman reserves the right to withdraw or modify this Notice at any time.

Very truly yours,

Neuberger Berman LLC

By:	/S/ M L Gersons
Name:	Maxine Gerson
Title:	Secretary

EXHIBIT A

Ronald Black, Ph.D.

April 19, 2016

Ultratech Inc.
3050 Zanker
Road
San Jose, California
95134 Att: Corporate
Secretary

Dear Madam or Sir:

You are hereby notified that the undersigned consents to (i) being named as a nominee in the notice provided by Neuberger Berman LLC ("Neuberger Berman") of its intention to nominate the undersigned as a director of Ultratech, Inc. (the "Company") at the Company's 2016 annual meeting of stockholders (including any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof, the "Annual Meeting"), (ii) being named as a nominee in any proxy statement filed by Neuberger Berman in connection with the solicitation of proxies in connection with the Annual Meeting, and (iii) serving as a director of the Company if elected.

Very truly yours,

/s/ Ronald Black
Ronald Black, Ph.D.

Beatriz V. Infante

April 14, 2016

Ultratech Inc.
3050 Zanker Road
San Jose, California 95134
Att: Corporate Secretary

Dear Madam or Sir:

You are hereby notified that the undersigned consents to (i) being named as a nominee in the notice provided by  Neuberger Berman LLC ("Neuberger Berman") of its intention to nominate the undersigned as a director of Ultratech, Inc. (the "Company") at the Company’s 2016 annual meeting of stockholders (including any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof, the "Annual Meeting"), (ii) being named as a nominee in any proxy statement filed by Neuberger Berman in connection with the solicitation of proxies in connection with the Annual Meeting, and (iii) serving as a director of the Company if elected.

Very truly yours,

/s/ Beatriz V. Infante
Beatriz V. Infante